Filed pursuant to Rule 424(b)(3)

Registration No. 333-280990

HASHDEX NASDAQ CME CRYPTO INDEX ETF

SUPPLEMENT NO. 4 DATED OCTOBER 30, 2026

TO THE PROSPECTUS DATED MAY 15, 2026

This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of Hashdex Nasdaq CME Crypto Index ETF (the “Trust”), dated May 15, 2026 (the “Prospectus”). Each of the Prospectus and this Supplement form a part of our Registration Statement on Form S-1 (Registration No. 333-280990) declared effective by the Securities and Exchange Commission (the “SEC”) on May 15, 2026 (as amended, the “Registration Statement”).

The purpose of this Supplement is to update and supplement certain information contained in the Registration Statement and Prospectus to reflect the addition of Jane Street Capital, LLC as an Authorized Participant of the Trust.

Except as otherwise set forth below, the information set forth in the Registration Statement and Prospectus remains unchanged. For clarity, additions to existing disclosure from the Prospectus are indicated with bold, underlined text and deletions are indicated with strikethrough. All pages, paragraphs and section references used herein refer to the Registration Statement and Prospectus before any additions or deletions resulting from the revised disclosures, and capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Registration Statement and Prospectus.

The information set forth below serves as a supplement to the Prospectus. Except as described herein, the information provided in the Registration Statement and Prospectus continues to apply. To the extent this Supplement differs from or updates information in the Registration Statement or Prospectus, you should rely on the information contained in this Supplement. The Registration Statement and Prospectus contain important additional information. This Supplement should be read in conjunction with the Registration Statement and Prospectus.

The last two sentences of the row titled “Authorized Participants” in the section titled “Prospectus Summary” are deleted and replaced by the following:

As of ~~the date of this prospectus~~October 30, 2026, the Authorized Participants are Macquarie Capital (USA) Inc., Virtu Americas LLC, Cantor Fitzgerald & Co., ~~and~~ Marex Capital Markets Inc. and Jane Street Capital, LLC. Additional Authorized Participants may be added at any time, subject to the discretion of the Sponsor.

The last two sentences of the paragraph beginning “In the case of cash creations, upon the deposit by the Crypto Trading Counterparty” in the section titled “Creation and Redemption of Common Shares”, subsection “Issuance of Baskets” are deleted and replaced by the following:

As of ~~the date of this prospectus~~October 30, 2026, the Authorized Participants are Macquarie Capital (USA) Inc., Virtu Americas LLC, Cantor Fitzgerald & Co., ~~and~~ Marex Capital Markets Inc. and Jane Street Capital, LLC, all of whom are registered broker-dealers, members in good standing of FINRA, and have executed agreements with the Sponsor and the Trust. Additional Authorized Participants may be added at any time, subject to the discretion of the Sponsor.

The 2nd paragraph of the section titled “Creation and Redemption of Common Shares”, subsection “Crypto Trading Counterparties” is deleted and replaced by the following:

Virtu Americas LLC, one of the Trust’s Authorized Participants, is affiliated with Virtu Financial Singapore Pte. Ltd., a Crypto Trading Counterparty for the Trust. Jane Street Capital, LLC, one of the Trust’s Authorized Participants, is affiliated with JSCT, LLC, a Crypto Trading Counterparty for the Trust. Flow Traders US LLC, the Seed Capital Investor, is affiliated with Flow Traders BV, a Crypto Trading Counterparty for the Trust. The Trust is not aware of any other affiliations or material arrangements between the Trust’s Authorized Participants or statutory underwriter and any Crypto Trading Counterparty.

The 2nd paragraph of the section titled “Plan of Distribution”, subsection “Marketing Agent and Authorized Participants” is deleted and replaced by the following:

As of ~~the date of this prospectus~~October 30, 2026, the Authorized Participants are Macquarie Capital (USA) Inc., Virtu Americas LLC, Cantor Fitzgerald & Co., ~~and~~ Marex Capital Markets Inc. and Jane Street Capital, LLC.